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                                                                     EXHIBIT 8.1



[Form of tax opinion to be delivered by Kirkpatrick & Lockhart at the effective date of the merger]



                                [K&L Letterhead]

                 [to be dated when the Merger becomes effective]

                                 _________, 2001

MRV Communications, Inc.
20415 Nordhoff Street
Chatsworth, California 91311

Ladies and Gentlemen:

               You have requested our opinion regarding certain Federal income tax consequences of a series of transactions pursuant to which (i) MRV Communications, Inc., a Delaware corporation ("MRV"), will transfer all of its stock in Luminent, Inc., a Delaware corporation ("Luminent"), to MRV Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of MRV (the "Merger Sub"), and, thereafter, (ii) Luminent will merge with and into the Merger Sub, with the Merger Sub surviving ((i) and (ii), collectively, the "Merger"). In the Merger, each outstanding share of Luminent common stock (except for shares held by Merger Sub, which will be cancelled, and shares held by Luminent stockholders who perfect their statutory appraisal rights under Delaware law) will be converted into shares of common stock of MRV.

               In delivering this opinion, we have reviewed and relied upon the Resolutions of the Boards of Directors of MRV and the Merger Sub approving the Merger (the "Merger Resolutions"), the Prospectus included in the post-effective amendments to the Registration Statement on Form S-4 (SEC file no. 333-44536 (the "Prospectus") filed by MRV with the Securities and Exchange Commission (the "Commission") in connection with the Merger, and such other documents pertaining to the Merger as we have deemed necessary or appropriate. We have also relied upon certificates of officers of MRV and the Merger Sub, respectively (the "Officers' Certificates"), dated as of the date hereof. Unless otherwise defined, capitalized terms referred to herein have the meanings set forth in the Proxy/Prospectus.

               In connection with rendering this opinion, we have also assumed (without any independent investigation) that:

               1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been by or on the date hereof due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness of the Merger;

               2. Any statement made in any of the documents referred to herein "to the best of the knowledge" of any person or party is correct without such qualification;

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MRV Communications, Inc.
_________, 2001
Page 2


               3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and no actions have been (or will be) taken that are inconsistent with such representations; and

               4. The parties to the Merger will report the Merger on their Federal income tax returns in a manner consistent with the opinion set forth below.

               Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, if the Merger is consummated in accordance with the Merger Resolutions and as described in the Prospectus (without any waiver, breach or amendment of any of the provisions thereof), the statements set forth in the Officers' Certificates are true and correct as of the date hereof, then:

                      (a) The Merger will be treated for Federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended ("Code");

                      (b) MRV, the Merger Sub and Luminent will each be a "party to the reorganization" as defined in Section 368(b) of the Code; and

                      (c) The discussion set forth under the caption "UNITED STATES FEDERAL INCOME TAX TREATMENT OF THE MERGER" in the Prospectus insofar as it relates to statements of law or legal conclusions constitutes and specifically represents our opinion with respect to such statements of law or legal conclusions subject to the exceptions, limitations and caveats set forth therein and herein.

               This opinion represents and is based upon our best judgment regarding the application of Federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. No assurance can be given that future legislative, judicial or administrative changes would not adversely affect the accuracy of the conclusions stated herein. We undertake no responsibility to advise you of any new developments in the application or interpretation of the Federal income tax laws.

               This opinion addresses only the Federal income tax matters as expressly set forth herein and does not address any other Federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

               We hereby consent to the discussion of this opinion in the Proxy Statement/ Prospectus, to the filing of this opinion as an exhibit to the Proxy Statement/Prospectus, and to the reference to our firm under the headings "UNITED STATES FEDERAL INCOME TAX TREATMENT OF THE MERGER" in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under

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MRV Communications, Inc.
_________, 2001
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Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.



                                            Very truly yours,



                                            KIRKPATRICK & LOCKHART LLP